Oppenheimer Main Street Mid Cap Fund
NSAR Exhibit – Item 77Q

Post−Effective Amendment No. 27 (333-78269) to the Registration Statement of Oppenheimer Main Street Mid Cap Fund (the "Registrant"), Accession Number 0000728889-14-000589, which includes the text of the Registrant’s amendment to its principal investment strategies, is hereby incorporated by reference in response to Item 77Q of the Registrant's Form N−SAR.